Exhibit (a)(1)(viii)

Exhibit (a)(1)(viii) Oaktree Strategic Credit Fund Tender Offer & Dividend FAQ Q1 2026 TENDER OFFER Was Oaktree Strategic Credit Fund (“OSC” or the “ Fund”) able to fulfill all tender offer requests for the most recent tender offer period which closed on March 16, 2026? Yes. The Fund will repurchase all shares that were tendered on or before March 16, 2026 without proration. OSC will repurchase 6.8% of shares outstanding as of December 31, 2025. In a show of support for the Fund, Brookfield purchased another 1.7% of shares from an investor (on the same terms as all other investors) to allow OSC to satisfy 100% of tender offer requests this quarter. In total, liquidity is being provided to investors holding 8.5% of shares outstanding as of December 31, 2025. Why did Brookfield purchase OSC shares this quarter? The purchase of shares further aligns Brookfield, a $1 trillion AUM global alternative asset manager, with OSC shareholders. We wanted to fulfill all tender offer requests within the limits of the tender offer structure and provide additional liquidity within the limits of the tender offer structure to investors. We believe this reflects Brookfield’s confidence in OSC’s approach to pursuing attractive risk-adjusted returns across market cycles. Please describe the Fund’s liquidity provisions. OSC provides liquidity to shareholders through a quarterly tender offer program allowing shareholders to submit all or a portion of their shares for tender. Consistent with all prior tender offers, OSC offered to repurchase up to 5% of shares outstanding for the tender offer period ended March 16, 2026. As permitted by Rule 13e-4(f)(1) of the Exchange Act, the tender offer may be increased by up to an additional 2% of shares outstanding for a total of 7%. OSC relied on this provision to increase the most recent tender offer to 7%. What resources support the Fund’s liquidity? The Fund maintains multiple sources of liquidity, including cash and cash equivalents, undrawn capacity on credit facilities and liquid investments that can be converted to cash, as well as ongoing repayments of investments and subscriptions for new shares. How are you thinking about private credit as an asset class in today’s market? We believe the private credit market is undergoing a period of recalibration following several years of rapid growth. We believe this shift is part of a normal credit cycle rather than broad-based credit deterioration. The asset class continues to offer consistent, attractive long-term total returns and income potential, but we believe there will be growing dispersion within the asset class. We believe these periods of uncertainty or market stress can be navigated through a combination of thoughtful portfolio construction and prudent risk management. What gives Oaktree confidence in the Fund’s positioning? The Fund is managed by a cycle-tested investment team with deep credit experience. Consistent with Oaktree’s philosophy of prioritizing risk control over deal volume, OSC has stayed under-levered, well capitalized and prudent in its credit selection. The Fund has remained underinvested in areas of the market where we believe discipline has been weakest, including payment-in-kind (“PIK”) and annual recurring revenue (“ARR”) loans.1,2 For these reasons, we believe the Fund is well positioned to navigate current market volatility.

MARCH 2026 DIVIDEND What is happening with the Fund’s dividend? The Fund’s board of trustees has made the decision to reset the monthly dividend, effective March 25, 2026, to 16 cents per share, which translates to an 8.5% annualized net distribution rate.3 The record date for the dividend is March 27, 2026, payable on or about April 28, 2026. Why are you resetting the dividend? This reset reflects our decision to maintain a more conservative posture, including lower leverage and higher liquidity, alongside the impact of lower base rates and tighter credit spreads on current income. We believe the cost of maintaining dry powder today is accepting lower income in the short term. This dry powder will give us the ability to originate attractively priced private loans and acquire dislocated public credit at a discount if broader market stress creates that opportunity, as Oaktree has done in prior periods of market volatility, including the 2020 COVID dislocation and 2008-2009 Global Financial Crisis. We remain focused on being patient, selective and prepared. Is this dividend reset related to elevated tenders or the underlying health of the portfolio? No. While both the reset in the dividend and the elevated level of tender requests this quarter are occurring against the same market backdrop, they are not related. The decision to adjust OSC’s dividend is independent of the Fund’s recent tender offer activity. The new dividend reflects our forward-looking assessment of earnings power based on defensive portfolio and balance sheet construction. It is not a function of shareholder tenders or a need to enhance liquidity. ENDNOTES 1. PIK occurs when a borrower pays interest “in-kind,” deferring and adding interest payments to the outstanding balance of a loan in lieu of cash payment. Sometimes called toggle notes or toggle loans, PIK allows borrowers to switch between paying interest in cash or in-kind. PIK often commands a higher interest rate to compensate the lender for additional risk. 2. ARR loans are typically issued by negative or very low EBITDA (earnings before interest, taxes, depreciation & amortization) businesses where the debt is financed off annual recurring revenue. ARR and PIK loans are generally more sensitive to changes in enterprise growth expectations and cash flow durability, especially in periods of technological disruption. 3. Annualized Net Distribution Rate for Class I shares (as of March 31, 2026) reflects the current month’s distribution annualized and divided by the prior month’s last reported NAV. Past performance is not necessarily indicative of future results. There is no assurance we will pay distributions and distributions may be modified at the Board’s discretion. Distributions may be funded from sources other than cash flow from operations, including, without limitation, the sale of assets, borrowings, return of capital or offering proceeds. Distributions paid from offering proceeds may constitute a return of capital. We have no limits on the amounts we may pay from such sources to fund distributions. For the three months ended December 31, 2025, the Fund estimates that approximately 94% of the distribution referenced herein is attributable to current fiscal year net investment income and that the remaining portion (6%) may be considered a return of capital, each as determined in accordance with generally accepted accounting principles. Final determination of our annualized distribution rate’s tax character will be reported on Form 1099 DIV (as applicable) sent to shareholders each January (as applicable). Distributions may also be funded in significant part, directly or indirectly, from temporary waivers or expense reimbursements borne by Oaktree Fund Advisors, LLC (the “Adviser”) or its affiliates, that may be subject to reimbursement to the Adviser or its affiliates and therefore can reduce future distributions to which you would otherwise be entitled. The extent to which we pay distributions from sources other than cash flow from operations will depend on various factors, including the level of participation in our distribution reinvestment plan, how quickly we invest the proceeds from this offering (and any future offering) and the performance of our investments. Funding distributions from the sales of assets, borrowings, return of capital or proceeds of this offering will result in us having less funds available to acquire investments. As a result, the return you realize on your investment may be reduced. Doing so may also negatively impact our ability to generate cash flows. Likewise, funding distributions from the sale of additional securities will dilute your interest on a percentage basis and may impact the value of your investment especially if we sell these securities at prices less than the price you paid for your shares. We believe the likelihood that we pay distributions from sources other than cash flow from operations will be higher in the early stages of the offering. Where distributions are funded through borrowings, the distribution rate may not be sustainable. IMPORTANT DISCLOSURE INFORMATION AND RISK FACTORS Oaktree Strategic Credit Fund (the “Fund”) is a non-exchange-traded business development company (“BDC”) that seeks to invest primarily in a diversified portfolio of private debt across industries and transaction types, targeting bespoke, highly negotiated loans and private equity-related financings such as those backing leveraged buyouts. An investment in the Fund involves a high degree of risk. You should invest in the Fund only if you can afford the complete loss of your investment. You should read the Fund’s prospectus, including the “Risk Factors” section therein, which contains a discussion of the risks and uncertainties that the Fund believes are material to its business, operating results, prospects and financial condition. These risks include, but are not limited to, the following: You should not expect to be able to sell your shares regardless of how we perform. You should consider that you may not have access to the money you invest for an extended period of time. We do not intend to list our shares on any securities exchange, and we do not expect a secondary market in our shares to develop prior to any listing. Because you may be unable to sell your shares, you will be unable to reduce your exposure in any market downturn. We have implemented a share repurchase program, but only a limited number of shares will be eligible for repurchase and repurchases will be subject to available liquidity and other significant restrictions. An investment in our common shares of beneficial interest (“Common Shares”) is not suitable for you if you need access to the money you invest. See “Suitability Standards” and “Share Repurchase Program” in the Fund’s prospectus. We cannot guarantee that we will make distributions, and if we do, we may fund such distributions from sources other than cash flow from operations, including the sale of assets, borrowings, return of capital or offering proceeds, and although we generally expect to fund distributions from cash flow from operations, we have not established limits on the amounts we may pay from such sources. Distributions may also be funded in significant part, directly or indirectly, from temporary waivers or expense reimbursements borne by Oaktree Fund Advisors, LLC (the “Adviser”) or its affiliates, that may be subject to reimbursement to the Adviser or its affiliates. The repayment of any amounts owed to our affiliates will reduce future distributions to which you would otherwise be entitled.

We use and continue to expect to use leverage, which will magnify the potential for loss on amounts invested in us. We invest in securities that are rated below investment grade by rating agencies or that would be rated below investment grade if they were rated. Below-investment-grade securities, which are often referred to as “junk,” have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. They may also be illiquid and difficult to value. Neither the Securities and Exchange Commission (the “SEC”) nor any state securities regulator has approved or disapproved of the Fund’s securities or determined if the Fund’s prospectus is truthful or complete. Any representation to the contrary is a criminal offense. This investor communication must be read in conjunction with the Fund’s prospectus in order to fully understand all of the implications and risks of an investment in the Fund. This investor communication is neither an offer to sell nor a solicitation of an offer to buy securities. An offering of the Common Shares is made only by the Fund’s prospectus, which must be made available to you prior to making a purchase of the Fund’s Common Shares and is available at osc.brookfield.com. Prior to making an investment, investors should read the Fund’s prospectus, including the “Risk Factors” section therein, which contains a discussion of the risks and uncertainties that we believe are material to our business, operating results, prospects and financial condition. Before investing, consider the Fund’s investment objectives, risks, charges and expenses. To obtain a prospectus, which contains this information, please download the prospectus from osc.brookfield.com. Please read the prospectus carefully before investing. Brookfield Private Wealth LLC (member FINRA/SIPC) is the distribution manager for the Oaktree Strategic Credit Fund offering. Investment Products: Not FDIC Insured | May Lose Value | Not Bank Guaranteed © 2026 Brookfield Contact Us